Manual of Compliance Policies and Procedures

Scout Investments, Inc.

Reams Asset Management

Code of Ethics

Scout Investments

Reams Asset Management Division

August 2019

I. GENERAL PROVISIONS

This Code of Ethics has been adopted by Scout Investments (“SI”), including its Reams Asset Management Division (“Reams”), with the objectives of deterring wrongdoing and (1) providing standards of honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) promoting full, fair, accurate, timely and understandable disclosure in reports and documents which the Firm files with the Securities and Exchange Commission and in other public communications made by Scout, (3) promoting compliance with applicable governmental laws, rules and regulations, (4) facilitating prompt internal reporting of violations of this Code of Ethics, and (5) providing accountability for adherence to this Code of Ethics.

This Code of Ethics applies to all Supervised Persons. A Supervised Person means any Scout employee who provides advice on behalf of Scout and who are subject to Scout’s supervision and control.

All Supervised Persons have a duty and requirement to:

•	Place the clients’ interests first;

•	Conduct all personal transactions in accordance with this Code of Ethics and in compliance with applicable laws and regulations;

•

Avoid actual or potential conflicts of interest (or when this is not possible, fully disclose them to the client) or any abuse of their position of trust and responsibility and not take inappropriate advantage of their position;

•	Maintain the confidentiality of the identity of security holdings and financial circumstances of clients;

•	Maintain their independence in the investment decision-making process applicable to the degree they participate in the investment decision-making process;

•	Comply with applicable federal securities laws; and

•	Report any violations of this code to the Chief Compliance Officer.

Implementation and interpretation of this Code are the primary responsibilities of the Chief Compliance Officer. In administering these responsibilities, the Chief Compliance Officer may consult with Scout management as appropriate regarding violations of the Code and in applying penalties as identified on Appendix A – Schedule of Sanctions. Any alleged violations of this Code must be reported to the Chief Compliance Officer. Scout may take disciplinary action and/or impose sanctions including, but not limited to, termination of employment, suspension, revocation of personal trading privileges and/or disgorgement of profits resulting from the violation. Financial penalties for noncompliance will be contributed to a charitable foundation or to a charity. Additional consequences for noncompliance and actions are not limited to the penalties listed depending upon the circumstances of noncompliance. Furthermore, violations of the Code of Ethics may also be violations of the law and may result in civil and/or criminal penalties.

The Chief Compliance Officer will take reasonable means to protect the privacy of personal information collected in implementing the Code of Ethics. If a violation occurs or a matter is in need of resolution, only the minimum information as determined by the Chief Compliance Officer will be disclosed as needed to communicate or facilitate consideration with appropriate individuals of any matter under this Code of Ethics. Information may also be disclosed to the extent necessary to implement and enforce the provisions of this Code of Ethics or to respond to appropriate requests.

II. STANDARDS OF BUSINESS CONDUCT

Conflicts of Interest

All Supervised Persons have an affirmative duty of care, loyalty, honesty, and good faith, and to act in the best interests of their clients. Compliance with this duty is best served by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. A “conflict of interest” occurs when an individual’s personal interests interfere or appear to interfere with client interests. A conflict may arise when a person takes actions or has interests that make it difficult to perform his or her duties with respect to the client objectively and effectively. Conflicts of interest may also arise when a person receives improper benefits, or members of his or her family receive improper personal benefits resulting from his or her position.

Supervised Persons must avoid conduct or activities that may appear to be a conflict or impropriety. Any Supervised Person that feels a need to disclose a potential conflict should first discuss the potential conflict with his/her supervisor and/or the Chief Compliance Officer.

Conflicts Among Client Interests

Supervised Persons should not favor the interests of one client over another client. Inappropriate favoritism of one client over another client constitutes a breach of fiduciary duty.

Competing with Client Trades

Supervised Persons are prohibited from competing with client securities transactions by profiting personally, directly or indirectly, from personal securities trades by using knowledge about pending or potential securities transactions of clients.

Disclosure of Personal Interest

Supervised Persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in an issuer or its affiliates, to the Chief Compliance Officer. For purposes of this paragraph, material beneficial ownership is an investment in an amount that could potentially alter judgment regarding the security and, at a minimum, is defined as the Supervised Person having beneficial ownership of 1% or more of any class of common equity securities of the subject company. If the beneficial ownership is concluded to present a material conflict, the Supervised Person may not participate in any decision-making process regarding the securities of that issuer. Research analysts with a material personal interest in an issuer are precluded from covering that issuer. If the Supervised Person has any doubts as to whether a material interest, beneficial ownership or relationship could potentially impair their judgment, then the Supervised Person should contact the Chief Compliance Officer to discuss details of the holding, relationship or activity. The Chief Compliance Officer will consult with the appropriate portfolio manager as necessary or legal counsel in rendering a decision and notify appropriate parties of the material personal interests identified.

Vendors and Suppliers

Supervised Persons must disclose personal investments or other interests in vendors or suppliers with respect to which the Supervised Person negotiates or makes decisions regarding the selection of that vendor or supplier for services provided to clients. The Supervised Person must disclose this interest to the Chief Compliance Officer. If the Chief Compliance Officer determines the beneficial ownership presents a material conflict, the Supervised Person may not participate in any decision-making process regarding procurement of the services of that vendor or supplier for clients.

Transactions with Clients

Supervised Persons are prohibited from knowingly purchasing from or selling to a client any security or other property, except securities issued by the client.

III. INSIDER TRADING

Insider trading involves the purchase or sale of securities of a company or other entity while in possession of material, nonpublic information (also called “inside information”) about the company or entity. Any Supervised Person who purchases or sells securities while in possession of material inside information or who communicates or “tips” such inside information to anyone else who trades securities on such information, violates this Code of Ethics and may violate United States securities laws. Federal law imposes obligations on employers to ensure that their employees do not improperly trade securities using inside information. Any Supervised Person who becomes aware of material nonpublic information should not, without first discussing the information with the Chief Compliance Officer:

•	Trade in the secubrities of such company for a personal or client’s account;

•	Recommend transactions in the security; or

•	Disclose (tip) the information to others.

Scout’s Insider Trading Policies and Procedures (Insider Trading Policy) is included for detailed policies and procedures governing insider trading. The Insider Trading Policy is incorporated as part of this Code of Ethics and for purposes of applying this Code’s provisions.

IV. GIFTS AND ENTERTAINMENT

Giving or Receiving Gifts or Entertainment

Supervised Persons should exercise good judgment in providing or accepting anything of value. Supervised Persons shall not offer, provide or solicit for themselves, or any third party, anything of value from anyone in return for any business, service, or confidential or proprietary information. Furthermore, Supervised Persons are prohibited from providing or accepting anything of value from anyone as a condition of obtaining the business of Scout or any of their subsidiary or affiliated companies, either before or after the transaction is discussed or consummated. Gifts or entertainment should never be provided or accepted in circumstances in which it appears to others that business judgment has been compromised. This does not prohibit associates and officers from providing or accepting something of nominal value from a customer or supplier doing or seeking to do business with Scout without the risk of corruption or breach of trust. Cash and checks, however, should not be accepted regardless of amount. The following examples help explain what is permissible under the policy:

•	Receipt of gifts from any one Investment Related Entity not to exceed $100 per year (on an individual employee basis);

•	Receipt of entertainment from any one Investment Related Entity not to exceed $100 per event and $250 per year (on an individual employee basis);

•

The provision or acceptance of gifts, gratuities, amenities, or favors based on obvious family or personal relationships where the circumstances make it clear that those relationships are the motivating factor;

•

The provision or acceptance of meals, refreshments, entertainment or transportation to local events, all of reasonable value and in the course of business at which the giver is present. (Acceptance of accommodations or non-local travel arrangements should not be accepted). Examples include an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety. The acceptance of advertising or promotional material of reasonable value such as pens, pencils, notepads, key chains, calendars and similar items;

•	The acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers; or

•

The provision or acceptance of gifts of reasonable value (a real or perceived value of $100 or less) where the gift is neither so frequent nor so extensive as to raise any question of propriety. Entertainment where the giver is not present is considered a gift.

Reporting Gifts or Entertainment

Employees are required to report gifts or entertainment that are given in the course of soliciting existing or potential clients and any investment related gifts or entertainment received as described above. This reporting obligation will not apply to gifts or entertainment of insubstantial value (such as promotional items or meals, provided it does not exceed $10 in value.) Gifts must be values at the higher of cost or market value exclusive of tax and delivery charges. Each employee will be required to certify every quarter that he or she has reported all gifts or entertainment given and/or received in accordance with this Code of Ethics. Employees who are registered representatives of Carillon Fund Distributors will be required to maintain and report gifts and/or entertainment provided in accordance with policies and procedures adopted by Carillon Fund Distributors.

Donations

Donations from SI at the request of existing or potential clients are permissible, but cannot exceed $2,000 per year per recipient. Any donation over $250 must be approved by the President of SI.

V. OTHER PROVISIONS

Initial Public Offerings

All Supervised Persons shall not purchase any equity securities in an initial public offering.1

Market Timing

Supervised Persons are prohibited from engaging in any trading activities potentially injurious to any mutual funds sub-advised by SI as such activity is defined by the funds. This includes patterns of frequent trading or market timing when discouraged or prohibited by SI’s fund clients.

Service as a Director

Supervised Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization from the President of SI.

Disclosure of Holdings or Transaction Information

Supervised Persons are prohibited from disclosing holdings or transaction information of the Carillon Funds, fiduciary accounts or advisory clients other than to the client or others legally entitled to the information. Disclosures related to the holdings or transactions in the Carillon Funds are subject to the fund’s policy on Disclosure of Portfolio Holdings expressed in the Carillon Funds’ Compliance Manual. Any questions regarding the disclosure of holdings or transaction information should be posed to the Chief Compliance Officer.

Participation in Investment Clubs

Access Persons (as defined in the Personal Trading Annex below) are prohibited from participating in or contributing to Investment Clubs without notifying the Chief Compliance Officer. The Chief Compliance Officer may prohibit your participation in or contribution to an Investment Club. Transactions in Covered Securities are subject to the same preclearance, blackout, and reporting requirements as the Access Persons’ other accounts.

Disciplinary Disclosures

All Supervised Persons are required to certify annually that they are not subject to any of the disciplinary events listed in Item 11 in the current Form ADV, Part 1 or disclose matters for which need to be reflected in the Form ADV.

VI. CERTIFICATION

Each newly hired Supervised Person will be provided a copy of the Code of Ethics and must certify in writing initially and annually thereafter that they have received a copy of the Code of Ethics, read and understand all provisions of the Code of Ethics, and agree to comply with the applicable terms of the Code of Ethics. Scout will provide its Supervised Persons with any amendments to the Code of Ethics and will require all Supervised Persons to certify in writing that they have received, read and understand the amendments.

[1]

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

Code of Ethics-Personal Trading Annex

Scout Investments

Reams Asset Management Division

August 2019

This Scout Personal Trading Annex (“Policy”) is meant to supplement the Scout Code of Ethics. Scout Investments (“SI”), including its Reams Asset Management Division (“Reams”) has adopted this Policy with the objective of supplementing Scout’s Code of Ethics and addressing potential conflicts of interest with regard to employee trading consistent with Scout’s fiduciary standard of ethics as well as applicable law and regulation. Together, Scout’s Code of Ethics and Personal Trading Annex are hereby referred to as the Code of Ethics and are intended to constitute Scout’s written code of ethics as required by Rule 17j-1 under the Investment Company Act of 1940 and Scout’s written code of ethics required Rule 204A-1 under the Investment Advisers Act of 1940.

Scope of Policy

This Policy applies to all Supervised Persons. A Supervised Person means any Scout employee who provides advice on behalf of Scout and who are subject to Scout’s supervision and control.

Scout considers all Supervised Persons as Access Persons. An Access Person includes any:

(i)

Supervised Person that has access to nonpublic information regarding any Clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Carillon Fund (or other Reportable Fund);

(ii)	Supervised Person that is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; or

(iii)	officer, director or partner of Scout.

Non-employee directors of Scout are not subject to the restrictions and preclearance requirements of the Code, provided they have no knowledge of Scout’s pending or current program trading activity in the securities they are trading. Such directors must provide an annual certification that with respect to all security transactions during the preceding year, the director was not aware of any Scout program activity relating to the security in question when the transaction was effected.

Limits on Trading

All Access Persons are subject to certain pre-clearance requirements and/or designated restrictions relating to transactions in Covered Securities (as defined under the Section “Definitions”.) Except for those transactions listed below, all Access Persons must obtain preclearance for all purchase or sales in Covered Securities. Scout may authorize or deny any preclearance request based upon the obligations contained in this Policy and the overall Code of Ethics.

Pre-clearance requests must be submitted via an electronic system (Schwab Compliance Technologies) or, in limited circumstances (e.g. Limited Offerings or in the event of a system malfunction) through a form as directed by the Chief Compliance Officer. If the request is approved, the authorization is valid until the end of the next business day following the approval or in the case of a Limited Offering as directed by SI’s Chief Compliance Officer. Any personal trade subject to these pre-clearance requirements that is placed as a “limit order” must also be placed as a “day order.” The following purchases or sales in Covered Securities are exempt from the above pre-clearance requirements:

•	Purchases or sales by a Board Access Person that does not involve a Limited Offering;

Purchases or sales in an account which an Access Person has no direct or indirect influence or control;

•	Purchase or sales of securities which are non-voluntary on the part of the Access Person, including mergers, recapitalizations or similar transactions;

•	Purchases or sales pursuant to an Automatic Investment Plan ;

•	Purchases that are part of an issuer’s automatic dividend reinvestment plan;

•

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights are so acquired;

•	Purchases or sales in exchange traded funds and notes; or

•	Purchases or sales in open-end investment company shares.

Access Persons desiring to invest in a Limited Offering must receive prior authorization from SI’s Chief Compliance Officer, or their designee. The Chief Compliance Officer, or their designee, will consider certain factors, including without limitation, applicable federal securities laws, the likelihood of a Client buying the Limited Offering, whether the Limited Offering is appropriate for a Client or any circumstances surrounding the Access Person’s opportunity to acquire the Limited Offering.

Restricted Trades

Scout prohibits the following transactions of a Covered Security in which a Scout Access Person has Beneficial Ownership:

•	The purchase or sale of a Covered Security on the Restricted List, unless:

(i) the issuer of the Security has a market capitalization greater than $5 billion; and

(ii) the proposed transaction involves less than $100,000 of the issuer’s Securities. Trades on sequential business days are aggregated in calculating the $100,000 limit.

A Covered Security will be placed on the Restricted List if the Covered Security is held in an SI Client discretionary account, provided that the Restricted List will not include shares of an Investment Company.

•

The purchase or sale of a Covered Security if the Access Person is aware that a Client account has either executed a trade within seven (7) days or intends to execute a trade within seven (7) days, unless the Access Person:

(i) places the same transaction type as the Client’s transaction, (e.g., buy or sell);

(ii) places the order after the execution of the Client’s transaction; and

( ) receives a price that is not better than the price received by the Client;

•	The purchase or sale of a Covered Security on the same day in which any Access Person knows that a Client Account has a pending “buy” or “sell” order in that same Covered Security;

•

The sale of a Covered Security on the Restricted List within sixty (60) days of purchase at a price greater than any purchase within the sixty (60) day period, provided the Access Person may still sell the Security and disgorge any difference in the sale and purchase price;

•	The writing of an option to purchase or sell a Covered Security on the Restricted List.

The Chief Compliance Officer may waive any of the above limitations for any Access Person provided the Access Person did not foresee the circumstances relating to the sale at the time of the purchase or the limitations on the transaction would otherwise cause great hardship to the Access Person. The Chief Compliance Officer must maintain a record of any exemptions made pursuant to this paragraph.

Prohibited Trades

All Supervised Persons are prohibited from trading based upon material non-public information, in accordance with Scout’s Policy on Insider Trading. All Supervised Persons are subject to blackout restrictions pertaining to transactions in a Covered Security that he or she has Beneficial Ownership. A Blackout List will be maintained by a designated Compliance Officer and a Covered Security will be placed on the Blackout List if the Compliance Officer, in consultation with the Chief Compliance Officer and/or other appropriate personnel, determines that a Supervised Person has Material Non-Public Information (as defined in Scout’s Policy on Insider Trading.) Access Persons are prohibited from purchasing or selling a Covered Security on the Blackout List.

Reporting Requirements for Access Persons

Access Persons

Except as described below, all Access Persons are required to:

•	File a Brokerage Accounts Report no later than 10 days after being designated as an Access Person.

•	File an Initial Holdings Report no later than 10 days after being designated as an Access Person.

•	File an Annual Holdings Report by January 30th each year for the previous twelve months beginning January 1st and ending December 31st.

•	File a Quarterly Transactions Report no later than 30 days after the end of each calendar quarter.

•

Notify each firm that maintains a brokerage account for them, or a Family Member, of their association with Scout and the requirement to receive duplicate copies of confirmations and periodic statements.

Brokerage Accounts Report

Every Access Person must submit a Brokerage Accounts Report no later than 10 days after the individual is designated as an Access Person. Each Access Person must disclose in this record each brokerage account in which they have any Beneficial Ownership (including the broker firm’s name and the account number.) The statement also must include the brokerage account(s) for any Family Member of the Access Person. It is the responsibility of each Access Person to notify each firm through which they or a Family Member maintains an account of their affiliation with Scout. This record must be updated if new outside brokerage accounts are opened or closed at any time after the initial record is submitted and confirmed.

Upon submission of this statement a designated Compliance Officer will send a request to receive duplicate confirmation and periodic statements. It is the Access Person’s responsibility to ensure that the Compliance Department’s request is honored.

Initial Holdings Report

Every Access Person must submit an Initial Holdings Report no later 10 days after the individual is designated as an Access Person. Information contained in the report must be current as of a date not more than 45 days prior to the date the individual becomes an Access Person. The Initial Holdings Report must contain the following information for each Covered Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership:

•	The title and type of each Covered Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount;

•	The name of any broker, dealer or bank with whom the Scout Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Scout Access Person;

•	The date the report is submitted by the Scout Access Person.

Quarterly Transaction Reports

Every Access Person must submit a Quarterly Transaction Report, no later than 30 days after the end of each calendar quarter with the following information for transactions in any Covered Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership:

•	The date of each transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares, and the principal amount;

•	The nature of the transaction that is, a purchase, sale or other type of acquisition or disposition;

•	The price at which the transaction was effected;

•	The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Scout Access Person or Family Member and the account number assigned to it; and

•	The date the report is submitted.

The Access Person will not have to submit a Quarterly Transaction Report if duplicate trade confirmations or accounts statements are received by Scout within 30 days after the end of the applicable calendar quarter and contain the necessary information listed above. The Access Person will be responsible for confirming that the duplicate confirmations or account statements meets these requirements within 30 days after the end of the applicable calendar quarter.

Annual Holdings Report

Every Access Person must submit an Annual Holdings Report by January 30th of each year. Information contained in the report must be current as of a date not more than 45 days prior to the date the Access Person submits the report.

The Initial Holdings Report and Annual Holdings Report must contain the following information for each Covered Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership:

•	The title and type of each Covered Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount;

•	The name of any broker, dealer or bank with whom the Scout Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Scout Access Person; and

•	The date the report is submitted by the Access Person.

Reporting Exemptions

Access Persons are not required to report:

•	Transactions in accounts or Securities held in accounts over which the Access Person has no direct influence or control (e.g., third-party fully discretionary managed account); and

•	Transactions effected pursuant to an Automatic Investment Plan.

Review of Access Person Reports

A designated Compliance Officer within the Compliance Group will assess Access Person trading activities and compare these activities to trading activity with certain accounts managed by SI, Reams, or other affiliates of Scout as appropriate. Any violations of the Code of Ethics shall be reported promptly to the Scout Chief Compliance Officer. Factors that will be considered in assessing personal trading activity include one or more of the following, but may not necessarily be limited to:

•	The nature of the Access Person’s role relative to Client accounts;

•	The Access Person’s access to nonpublic information regarding Client holdings;

•

The timing of the Access Person’s receipt of information that contributes to that person being an Access Person (e.g., knowledge of trade activity before or shortly after trade placed by a Client account reflects different risk profile than receipt of a recommended list once a quarter);

•	Impact of SI, or affiliates of Scout trading volume in a particular security in comparison to market trading volume;

•	Proximity of the Access Person trade in relation to a Client trade and whether the trade took place before or after the trade within the Client account;

•	Potential that an Access Person’s trading activity represents conduct prohibited by a Reportable Fund;

•	Patterns of trading activity within the Access Person’s account, and within a Client account if the Access Person has a vital role supporting the investment decisions in the Client’s account.

Certifications

Each Supervised Person will be provided a copy of the Code of Ethics and must certify in writing no later than 30 days after receipt that they have received the Code Ethics, read and understand the Code of Ethics and agree to comply with the applicable terms of the Code of Ethics. Scout will provide any amendments to the Code of Ethics and will require all Supervised Persons to certify in writing that they have received, read and understand the amendments. Each year the Chief Compliance Officer or compliance officer designated by the Chief Compliance Officer will conduct an annual meeting with all Supervised Persons to review the Code of Ethics and will require all Supervised Persons to annually certify that they have read, understood and complied with the Code of Ethics, that they have made all of the reports required by the Code of Ethics and have not engaged in any prohibited conduct.

Reporting Violations

All Supervised Persons are required to promptly report any actual, apparent or suspected violations of the Policy to the Chief Compliance Officer. If the Chief Compliance Officer or another compliance officer is not available the individual should report the violation to their immediate supervisor who is then responsible for reporting it to the Chief Compliance Officer. All reports will be treated confidentially to the extent permitted by law and investigated promptly.

Reporting to SI Board of Directors

At least annually, the Chief Compliance Officer of SI shall provide to the Scout Investments Board, a written report to: (i) describe any issues arising under the Code of Ethics or procedures since the last report to the board of trustees, including but not limited to, information about material violations of the Code of Ethics and sanctions imposed in response to the material violation; (ii) identify any recommended change to existing restrictions or procedures based upon the experience under the Code of Ethics, evolving industry practices and developments in applicable laws and regulations; and (iii) certify that SI has adopted policies and procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

Amendments to the Code of Ethics

The board of directors of SI must approve any material amendment to the Code of Ethics no later than six months following the amendment.

Sanctions

Upon discovering a violation of this Policy, Scout and or Raymond James Financial may impose such sanctions as it deems appropriate, including, but not limited to, a letter of censure, discouragement of profits, suspension or termination of the violator’s employment. For more information, please see the attached Exhibit A.

Records

Scout will be responsible for maintaining the following records:

1.	A copy of the Code of Ethics;

2.	A record of each Access Person;

3.	A record of any violation of the Code of Ethics and of any actions taken as a result of the violation;

4.	A copy of each written acknowledgement as described in the Section entitled “Certifications”;

5.

A copy of each report made by an Access Person as required under the Code of Ethics, including any information provided in lieu of reports in the form of duplicate trade confirmations or account statements;

6.	A record of any decisions, and the reasons supporting the decision, to approve the acquisition of securities in a Limited Offering by an Access Person; and

A complete description of Scout’s recordkeeping responsibility under this Code of Ethics is contained in the Books and Records Policy.

Definitions

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” shall be interpreted in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

“Client” means an investment client of SI.

“Control” or “Controlled” shall be interpreted in accordance with Section 2(a)(9) of the Investment Company Act of 1940.

“Covered Security” means a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940 and Section 2(a)(36) of the Investment Company Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificate of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by money-market funds; (iv) shares issued by open-end registered investment companies other than a Reportable Fund; (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies other than a Reportable Fund.

“Family Member” means any individual who is a member of a Supervised Person’s immediate family who lives in the Supervised Person’s household.

“Fixed Income Client” means any Client of SI that is managed by a portfolio manager within the Reams Asset Management division.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Investment Company” means a company registered as such under the Investment Company Act of 1940, including but not limited to, open-end mutual funds, close-end mutual funds, and unit investment trusts, but does not include a money market mutual fund.

“Limited Offering” means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.

“Purchase or sale of a Covered Security” means the purchase or sale of a Covered Security, including the writing of an option to purchase or sell a Covered Security, in which the Access Person or their Family Member has Beneficial Ownership.

“Reportable Fund” means any Investment Company for which SI acts as sub-adviser or investment adviser as defined in Section 2(a)(20) of the Investment Company Act of 1940 or any Investment Company whose investment adviser or principal underwriter Controls Scout, is Controlled by Scout or is under common Control with Scout.

“Security” or “Securities” means a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940 and Section 2(a)(36) of the Investment Company Act of 1940.

APPENDIX A – SCHEDULE OF SANCTIONS

This Schedule is intended to provide guidance in response to specific violations of the Code of Ethics, including the Personal Trading Policy. Any other violations of the Code of Ethics or Personal Trading Policy (e.g., improper frequent trading, use of material non-public information) will be handled on a case-by-case basis and can result in any of the penalties listed below. Depending on the nature of a violation, the penalty (e.g., suspension of trading privileges) may be imposed regardless of the timing or number of occurrences. Nothing in this Appendix should be viewed as limiting the ability of Scout or Raymond James to impose additional employment sanctions up to and including suspension or termination of employment for failing to abide by the Code of Ethics or Personal Trading Policy.

Pre-Clear Violation*
1st	Informal Warning
2nd	Written Warning
3rd	Suspension of Trading Privileges

*

If an employee fails to obtain prior authorization and the trade would have been prohibited under the Policy, in addition to the penalties list above, the employee will be required to disgorge any profits resulting from the personal trade.

Late Reporting
1st	Informal Warning
2nd	Written Warning
3rd	Suspension of Trading Privileges

Inaccurate or Failure to Report
1st	Informal Warning
2nd	Written Warning
3rd	Suspension of Trading Privileges

For this schedule, accumulation of violations will be based on a rolling 12 month period. However, an accumulation of 3 or more warnings during the course of an employees’ employment with Scout can result in the suspension of that employees’ trading privileges (up to 30 days).